Exhibit 99.1

CARROLS CORPORATION RECEIVES THE REQUISITE CONSENTS PURSUANT TO ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS OUTSTANDING 9% SENIOR SUBORDINATED NOTES DUE 2013

NEW YORK, NY — Carrols Restaurant Group, Inc. (NASDAQ: TAST), the parent company of Carrols Corporation, and Carrols Corporation announced today that Carrols Corporation has received the requisite tenders and consents from holders of its 9% Senior Subordinated Notes due 2013 to amend the indenture governing such Notes. Carrols Corporation commenced its cash tender offer and consent solicitation relating to the Notes pursuant to an Offer to Purchase and Consent Solicitation Statement, dated July 22, 2011, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation. The consent solicitation expired at 5:00 p.m., New York City time, on Thursday, August 4, 2011. Tenders may no longer be withdrawn and consents may no longer be revoked. As of expiration of the consent solicitation, holders of approximately $118,366,000 of Notes, representing 71.74% of the outstanding principal amount of the Notes, had tendered their Notes and consented to the proposed amendments to the indenture governing the Notes.

Carrols Corporation and The Bank of New York Mellon, the trustee under the indenture governing the Notes, will enter into a supplemental indenture that will amend the indenture. The supplemental indenture will become effective upon execution by Carrols Corporation and The Bank of New York Mellon. The proposed amendments become operative when the Notes that have been validly tendered on or prior to the expiration of the consent solicitation are accepted for payment and paid for by Carrols Corporation pursuant to the terms of the tender offer. The proposed amendments will, among other things, eliminate a significant portion of the restrictive covenants in the indenture and eliminate certain events of default. When the proposed amendments to the indenture become operative, they will be binding upon the holders of Notes not tendered into the tender offer.

The tender offer and consent solicitation continue to be subject to the satisfaction of certain conditions, including (i) the Financing Condition, which requires (a) the consummation of the offer and sale of newly issued Senior Secured Second Lien Notes of Fiesta Restaurant Group, Inc., a wholly-owned subsidiary of Carrols Corporation, in the principal amount of at least $200,000,000; (b) the completion of a new first lien revolving credit facility of Fiesta Restaurant Group, Inc.; and (c) completion of a new senior secured credit facility of Carrols LLC, a wholly-owned subsidiary of Carrols Corporation, and (ii) the Supplemental Indenture Condition, which requires the execution of the supplemental indenture implementing the proposed amendments.

Wells Fargo Securities is acting as dealer manager and solicitation agent for the tender offer and the consent solicitation. The depositary and information agent for the tender offer is D.F. King & Co. Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities, Liability Management Group, at (866) 309-6316 (toll free) or (704) 715-8341 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement or other tender offer materials may be directed to D.F. King & Co., telephone number (800) 431-9645 (toll free) and (212) 269-5550 (for banks and brokers).

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. This press release also is not a solicitation of consents to the proposed amendments to the indenture. The tender offer and consent solicitation are being made solely by means of the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement, dated July 22, 2011, and the related Consent and Letter of Transmittal, that Carrols Corporation is distributing to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

ABOUT CARROLS RESTAURANT GROUP, INC.

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 550 company-owned and operated restaurants in 16 states as of July 3, 2011, and 35 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad, Venezuela and the Bahamas. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, (including, without limitation, the Company’s consideration of a potential spin-off transaction) are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols Restaurant Group, Inc.’s and Carrols Corporation’s filings with the Securities and Exchange Commission.